Exhibit 10.20

SUMMARY OF GARDNER DENVER, INC.

MANAGEMENT RETENTION PROGRAM

The Gardner Denver, Inc. (the “Company”) Management Retention Program (the “Program”) is effective on November 11, 2012. The Program is administered by the Management Development and Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee has plenary authority, in its sole discretion, to (a) select the participants under the Program, and (b) interpret the Program, including any award, and to make all other determinations necessary or advisable for the administration of the Program. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Program in the manner and to the extent it deems desirable to carry the Program into effect. The determinations of the Committee in the administration of the Program are final and conclusive.

The following executive officers received cash awards equal to 1.0 times their base salary in effect at the time of the award: (i) Michael M. Larsen, President, Chief Executive Officer and Chief Financial Officer, (ii) Brent A. Walters, Vice President, General Counsel, Chief Compliance Officer & Secretary, and (iii) Susan A. Gunn, Vice President, Human Resources. Vincent Trupiano, Vice President, Gardner Denver, Inc. and President, Industrial Products Group, received a cash award equal to 0.5 times his base salary in effect at the time of the award. At the time of his award, Mr. Trupiano was not an executive officer of the Company.

In the event of the consummation of a sale of the Company approved by the Board of Directors, cash awards under the Program will be payable in two tranches: (a) 50% of the cash award would be due and payable upon the consummation of any such approved sale; and (b) 50% of the cash award will be due and payable six months after the consummation of such approved sale. In the event no approved sale of the Company is consummated on or before November 11, 2013, the cash award will be due and payable in full on November 11, 2013.

If a participant is terminated without “cause” or voluntarily resigns for “good reason” at any time prior to such participant’s cash award, in whole or in part, becoming due and payable, then the balance of the cash award will be accelerated and paid in cash within 15 days after the date of termination of employment. No cash award, or balance thereof, will be due and payable on or after separation from employment as a result of disability, retirement, voluntary resignation (other than voluntary resignation for “good reason”), or death, and in such event any portion of the cash award that remains unpaid will be forfeited.